Exhibit 99.1

Enduro Royalty Trust

Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE) — November 17, 2014

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.043218 per unit, payable on December 12, 2014 to unitholders of record on November 28, 2014.  The distribution primarily represents oil production during the month of August 2014 and natural gas production during July 2014.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	76,512	418,408	$87.17	$4.39
Prior Month	71,817	410,951	$95.80	$4.69

Oil cash receipts for the properties underlying the Trust totaled $6.7 million for the current month, a decrease of $0.2 million from the prior month calculation.  The decrease was due to a 6 percent decline in NYMEX oil prices as well as wider differentials in the Permian Basin, partially offset by increased volumes as a result of the first revenue receipts on five Rocker B wells that began producing in July and August.  Natural gas receipts decreased $0.1 million from the prior month, totaling $1.8 million, as a result of decreased NYMEX prices, partially offset by increased volumes due to one more production day in July.

The current month distribution includes approximately $0.6 million from the first oil revenue receipts for the Rocker B 46H, 71H, 72H, 73H, and 74H.  These wells came online in July and early August, and the first payment, primarily representing August oil production, was received in September.  Revenue receipts for the remaining five Rocker B wells that began producing in July and August were received in October and will be included in next month’s distribution. Next month’s distribution will include receipts from all wells producing through September 2014, which is a total of 13 Rocker B wells included in the distribution compared to 8 in this month’s distribution calculation.

Capital expenditures included in the current month distribution totaled $3.3 million, which includes $4.4 million of capital expenditures incurred during September 2014, offset by $1.1 million in downward adjustments related to a prior period.  Subsequent to the last announced distribution, during a review of capital expenditures, Enduro determined that in a prior distribution, capital expenditure accruals had been recorded for which actual costs were also recognized.  Enduro regularly reviews its expense accruals and records adjustments as necessary.

In the current distribution calculation, approximately $3.5 million of capital expenditures are related to the Wolfcamp activity in the Midland Basin.  Through September, capital incurred for projects in the Wolfcamp Rocker B program has totaled $19.6 million.

Wolfcamp Production Results and Activity Update

Of the 20 gross well proposals received from Pioneer Natural Resources to date, 17 wells are currently producing and three are in various stages of completion.

The following table displays the 24-hour peak gross flowback rate for those wells for which rates have not yet been reported:

Well Name	First Production Date	24-Hour IP Rate (BOE/D)
Rocker B 51H	10/16/2014	682
Rocker B 52H	10/13/2014	949
Rocker B 53H	10/12/2014	1,025
Rocker B 54H	10/12/2014	1,127

The following table displays the current status of the Wolfcamp wells in progress and Enduro’s working interest percentage:

Well Name	Current Status	County & State	Enduro Working Interest
Rocker B 60H	Completing	Irion, TX	12.50%
Rocker B 61H	Completing	Irion, TX	12.50%
Rocker B 62H	Completing	Irion, TX	12.50%

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico.  As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of capital expenditures and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions.  These forward-looking statements include the amount and date of any anticipated distribution to unitholders.  The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period.  Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Initial production rates may not be indicative of future production rates and are not indicative of the amounts of oil and gas that a well may produce. Statements made in this press release are qualified by the cautionary statements made in this press release.  Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release.  An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the

Trust’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 11, 2014.  The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555